EXHIBIT 23.5


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apartment Investment and Management Company pertaining to the 1994 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, the 1996 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries and the Insignia 1992 Stock Incentive Plan, of our report dated March 27, 1998, except for Note 1, as to which the date is September 24, 1998, with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Sun Lake Apartments for each of the three years in the period ended December 31, 1997 included in Amendment No. 3 to Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998 filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP


Indianapolis, Indiana
January 4, 1999